TRUSTCO	Exhibit 99 (a)
Bank Corp NY	News Release
5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311 Fax: (518) 381-3668

Subsidiary: Trustco Bank	NASDAQ -- TRST

Contact:	Kevin T. Timmons
Vice President/Treasurer
(518) 381-3607

FOR IMMEDIATE RELEASE

TrustCo Announces First Quarter Profits
Up 12.6% from Fourth Quarter of 2007

Glenville, New York – April 15, 2008

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced net income for the first quarter of 2008 of $9.4 million, equal to diluted earnings per share of $0.125, as compared to net income of $8.4 million and diluted earnings per share of $0.111 for the immediately preceding quarter.  Return on average equity and return on average assets were 16.48% and 1.13%, respectively, for the first quarter of 2008, compared to 14.56% and 1.00% for the fourth quarter of 2007.  Making the earnings announcement was Robert J. McCormick, President and Chief Executive Officer.  Mr. McCormick noted, "The difficult operating conditions facing the banking industry in 2007 continued into the first quarter of 2008, causing significant problems for some banks.  TrustCo has never been involved in subprime lending, which has been the biggest cause of these widely reported problems.  TrustCo's long-term focus on traditional lending criteria has helped it avoid any direct impact from these problems.  This has enabled us to report return on equity levels that remain among the leaders in our industry, and perhaps more importantly, maintain an extremely strong balance sheet."

In the first quarter of 2007, net income was $12.3 million and earnings per share were $0.164. This resulted in return on average equity and return on average assets of 21.67% and 1.57%, respectively, for the first quarter of 2007.  Results for the first quarter of 2007 included unrealized trading gains of $3.4 million, compared to $0.7 million in the first quarter of 2008, skewing comparisons between the two periods.

TrustCo continued to report impressive growth in both deposits and loans on a year-over-year basis.  For the quarter ended March 31, 2008, average deposits were up $183.1 million, an increase of 6.5% compared to the first quarter of 2007.  Average loans showed similar results, rising $167.9 million or 9.4% compared to the same period in 2007.  During the first quarter of 2008, TrustCo opened four offices to bring the total to 111.  Sixteen offices were opened during 2007.  Current plans call for the expansion program to continue in 2008 with new branches planned in the markets currently served.  Mr. McCormick noted that, "We are pleased with the results of our expansion program but are mindful that achieving our profit goals will take time and continued hard work."

The Company's net interest margin was 3.07% for the first quarter of 2008, compared to 3.16% for the first quarter of 2007, but equal to the level recorded in the fourth quarter of 2007.  Net income was also impacted by a loan loss provision of $0.3 million for the first quarter of 2008, compared to a zero provision in the first quarter of 2007 and a provision of $2.5 million for the fourth quarter of 2007.

Nonperforming loans continue at low levels and reserve coverage of those loans remains strong.  At March 31, 2008, nonperforming loans were equal to 0.89% of total loans, while the allowance for loan losses was 2.0 times nonperforming loans.

TrustCo Bank Corp is a $3.4 billion bank holding company and through its subsidiary, Trustco Bank, operates 111 offices in New York, New Jersey, Vermont, Massachusetts, and Florida.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo's Securities and Exchange Commission filings may express "forward-looking statements."  Those "forward-looking statements" may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo's actual results, and could cause TrustCo's actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the

Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

TRUSTCO BANK CORP NY
GLENVILLE, NY

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)
(Unaudited)

			Three Months Ended
	03/31/08		12/31/07	03/31/07
Summary of operations
Net interest income (TE)	$25,149		24,932	24,506
Provision for loan losses	300		2,500	-
Net securities transactions	(366)		(12)	-
Unrealized trading gains	717		(15)	3,445
Noninterest income	4,190		4,344	4,103
Noninterest expense	14,564		13,832	12,706
Net income	9,427		8,406	12,314

Per common share
Net income per share:
- Basic	$0.125		0.112	0.164
- Diluted	0.125		0.111	0.164
Cash dividends	0.110		0.160	0.160
Tangible Book value at period end	3.21		3.14	3.20
Market price at period end	8.89		9.92	9.58

At period end
Full time equivalent employees	680		670	570
Full service banking offices	111		107	95

Performance ratios
Return on average assets	1.13%		1.00	1.57
Return on average equity (1)	16.48		14.56	21.67
Efficiency (2)	49.01		46.14	43.76
Net interest spread (TE)	2.68		2.63	2.73
Net interest margin (TE)	3.07		3.07	3.16
Dividend payout ratio	88.13		143.48	97.29

Capital ratios at period end (3)
Total equity to assets	6.88%		6.82	7.24
Tier 1 risk adjusted capital	13.32		13.53	14.02
Total risk adjusted capital	14.58		14.79	15.28

Asset quality analysis at period end
Nonperforming loans to total loans	0.89%		0.66	0.45
Nonperforming assets to total assets	0.55		0.39	0.26
Allowance for loan losses to total loans	1.77		1.79	1.96
Coverage ratio (4)	2.0	X	2.7	4.4

(1)	Average equity excludes the effect of accumulated other comprehensive income.
(2)
Calculated as noninterest expense (excluding ORE income/expense, specialized consulting and any one-time charges) divided by taxable equivalent net interest income plus noninterest income (excluding net securities transactions, unrealized trading gains and losses and one-time income items).

(3)	Capital ratios exclude the effect of accumulated other comprehensive income.
(4)	Calculated as allowance for loan losses divided by total nonperforming loans.
TE = Taxable equivalent.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)
(Unaudited)

	03/31/08	12/31/07	03/31/07

ASSETS

Loans, net	$1,924,828	1,900,263	1,764,931
Trading securities	422,925	465,151	505,690
Securities available for sale	489,605	578,892	505,663
Held to maturity securities	15,000	15,000	-
Federal funds sold and other short-term investments	409,411	286,764	335,259

Total earning assets	3,261,769	3,246,070	3,111,543

Cash and due from banks	51,662	58,156	39,435
Bank premises and equipment	30,219	29,193	24,966
Other assets	54,128	44,132	68,921

Total assets	$3,397,778	3,377,551	3,244,865

LIABILITIES
Deposits:
Demand	$263,415	262,863	249,034
Interest-bearing checking	285,645	293,027	280,106
Savings	613,484	609,064	657,762
Money market	331,790	341,790	330,335
Certificates of deposit (in denominations of $100,000 or more)	400,724	390,328	332,134
Other time deposits	1,143,071	1,123,226	1,032,432

Total deposits	3,038,129	3,020,298	2,881,803

Short-term borrowings	91,898	92,220	97,064
Long-term debt	21	29	51
Other liabilities	24,737	27,936	25,967

Total liabilities	3,154,785	3,140,483	3,004,885

SHAREHOLDERS' EQUITY	242,993	237,068	239,980

Total liabilities and shareholders' equity	$3,397,778	3,377,551	3,244,865

Number of common shares outstanding, in thousands	75,527	75,326	74,899

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)
(Unaudited)

		Three Months Ended
	03/31/08	12/31/07	03/31/07

Interest income
Loans	$30,784	31,225	28,631
Investment securities	11,554	12,904	13,211
Federal funds sold and other short term investments	2,981	3,621	3,439

Total interest income	45,319	47,750	45,281

Interest expense
Deposits	20,345	22,776	20,566
Borrowings	576	798	994

Total interest expense	20,921	23,574	21,560

Net interest income	24,398	24,176	23,721

Provision for loan losses	300	2,500	-

Net interest income after provision for loan losses	24,098	21,676	23,721

Net securities transactions	(366)	(12)	-
Unrealized trading gains	717	(15)	3,445
Noninterest income	4,190	4,344	4,103
Noninterest expense	14,564	13,832	12,706

Income before income taxes	14,075	12,161	18,563
Income tax expense	4,648	3,755	6,249

Net income	$9,427	8,406	12,314

Net income per share:
- Basic	$0.125	0.112	0.164
- Diluted	$0.125	0.111	0.164

Avg equivalent shares outstanding, in thousands:
- Basic	75,507	75,326	74,952
- Diluted	75,517	75,416	75,054